Exhibit 12

CPG Partners LP
Earnings to fixed charges and combined fixed charges and preferred stock dividends

                                               Six            Year         Year       Year        Year      Year
                                            months ended     ended        ended       Ended       Ended     Ended
                                               June         December     December    December    December   December
                                             30, 2002       31, 2001     31, 2000     31, 1999    31, 1998  31, 1997

Earnings to fixed charges:
Earnings:
Income from continuing operations
  before minority interest                    $34,188       $66,520      $60,386      $47,556      $41,149   $35,155
Interest expensed                              20,860        37,462       25,968       24,208       19,978    15,447
Portion of rent expense representing interest     255           510          510          613          665       665
Amortization of loan costs                        674         1,110        1,163        1,214          822     1,014
                                              ---------    ---------     --------    ---------     --------  --------
Total earnings                                 55,977       105,602       88,027       73,591       62,614    52,281

Fixed charges:
Interest  expensed                             20,860        37,462       25,968       24,208       19,978    15,447
Interest capitalized                            1,240         1,991        6,216        3,107        5,240     4,758
Portion of rent expense representing interest     255           510          510          613          665       665
Amortization of loan costs expensed               674         1,110        1,163        1,214          822     1,014
Amortization of loan costs capitalized             41            38          156          121          236       333
                                              ---------    ---------     --------    ---------     --------  --------
Total fixed charges:                           23,070        41,111       34,013       29,263       26,941    22,217

Ratio of earnings to fixed charges               2.43 x        2.57 x       2.59 x       2.51 x       2.32 x    2.35 x

Fixed charges and preferred stock dividends:
Total fixed charges                            23,070        41,111       34,013       29,263       26,941    22,217
Preferred dividends                             1,753         4,188        4,188        4,188        4,188       907
                                              ---------    ---------     --------    ---------     --------  --------
Total fixed charges and preferred dividends:   24,823        45,299       38,201       33,451       31,129    23,124

Ratio of earnings to fixed charges and
preferred stock dividends:                       2.26 x        2.33 x       2.30 x       2.20 x       2.01 x    2.26 x